FOR IMMEDIATE RELEASE
August 31, 2020

Indianapolis Power & Light Company finalizes agreement with U.S. EPA, U.S. DOJ and Indiana Department of Environmental Management

INDIANAPOLIS—Indianapolis Power & Light Company (IPL) has reached a settlement agreement with the United States Environmental Protection Agency (EPA), the United States Department of Justice (DOJ) and the Indiana Department of Environmental Management (IDEM) resolving purported violations of the Clean Air Act.

“We are pleased to have worked with federal and state officials to conclude longstanding discussions with an agreement that recognizes our progress in accelerating a safer and greener energy future through pollution control measures and a significant reduction in emissions,” said Lisa Krueger, president of the U.S. strategic business unit for The AES Corporation (NYSE: AES), the parent company of IPL. “Settling this matter now solidifies environmental contributions we will make in Indiana communities and avoids expensive and lengthy litigation.”

As part of the settlement, IPL will develop a non-emitting generation source at Petersburg Generating Station to provide support for the plant’s auxiliary load requirements and partially offset emissions from units at Petersburg, pending EPA and IDEM approvals. IPL will acquire and donate ecologically significant lands, in accordance with the 15-year wildlife refuge habitat management plan. The agreement contemplates that IPL will fund land that meets IDEM’s criteria of providing value in an area with the greatest ecological significance. Plans may also include providing funding for planting native trees, grasses and wildflowers on acquired lands in future years.

Over the last decade, IPL has reduced emissions from its generation facilities to better protect the environment, while continuing to deliver safe and reliable electric service to its customers. Most notably, IPL replaced coal-fired operations at Eagle Valley and Harding Street Generating Stations with cleaner natural gas operations, and the company improved operations and installed new controls at Petersburg. Together, these measures substantially reduced IPL’s emissions of NOx, SO2, CO2, mercury and particulate matter. Today’s settlement complements IPL’s latest integrated resource plan (IRP), which provides customers the most affordable, diversified generation portfolio. In response to the IRP, a request for proposals was issued for replacement capacity, which will likely increase IPL’s renewable generation in future years.

In September 2009, September 2015 and February 2016, IPL received notices of violation from the EPA alleging that IPL violated the Clean Air Act at Petersburg. While IPL believes the actions at issue were taken in full compliance with the Act and applicable permits, it entered into the settlement agreement to resolve EPA’s claims and avoid uncertainties associated with litigation.

The settlement agreement covers Petersburg and includes annual caps on NOx and SO2 emissions and more stringent emissions limits than IPL’s current Title V air permit. Settlement negotiations resulted in a consent decree lodged today with the U.S. District Court for the Southern District of Indiana. The settlement is subject to final review and approval by the Court, following a 30-day public comment period.

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About Indianapolis Power & Light Company and AES Corporation
Indianapolis Power & Light Company (IPL), an AES Company, provides retail electric service to more than 500,000 residential, commercial and industrial customers in Indianapolis, as well as portions of other Central Indiana communities surrounding Marion County. During its long history, IPL has supplied its customers with some of the lowest-cost, most reliable power in the country. For more information about the company, please visit www.IPLpower.com or connect with us on Twitter, Facebook and LinkedIn.

The AES Corporation (NYSE: AES) is a Fortune 500 global power company. We provide affordable, sustainable energy to 14 countries through our diverse portfolio of distribution businesses as well as thermal and renewable generation facilities. Our workforce is committed to operational excellence and meeting the world’s changing power needs. Our 2019 revenues were $10 billion and we own and manage $34 billion in total assets. To learn more, please visit www.aes.com. Follow AES on Twitter @TheAESCorp.

Media Contact:
Courtney Arango
Manager, External Communications
Indianapolis Power & Light Company
317.220.1501
courtney.arango@aes.com